Exhibit 99.1

Inotiv, Inc. Announces Fourth Quarter and Full Year

Fiscal 2022 Financial Results

Provides Select First Quarter and Full Year Fiscal 2023 Financial Guidance

WEST LAFAYETTE, IN, January 10, 2023– Inotiv, Inc. (Nasdaq: NOTV) (the “Company”, “We”, “Our” or “Inotiv”), a leading contract research organization specializing in nonclinical and analytical drug discovery and development services and research models and related products and services, today announced financial results for the three months (“Q4 FY 2022”) and twelve months (“FY 2022”) ended September 30, 2022.

Financial Highlights

FY 2022 Highlights

•	Revenue grew to $547.7 million in FY 2022 from $89.6 million during the twelve months ended September 30, 2021 (“FY 2021”), driven by a $75.7 million rise in Discovery and Safety Assessment (“DSA”) revenue and $382.4 million of incremental revenue from our Research Models and Services (“RMS”) business. Growth resulted primarily from acquisitions and growing customer demands along with favorable pricing.

•	Consolidated net loss for FY 2022 was $(337.3) million, or (61.6)% of total revenue, compared to consolidated net income of $10.9 million, or 12.2% of total revenue, in FY 2021. The FY 2022 consolidated net loss included a $236.0 million non-cash goodwill impairment charge; $23.0 million of post combination non-cash stock compensation expense relating to the adoption of the Envigo Equity Plan; and $56.7 million of fair value remeasurement of the embedded derivative component of the convertible notes issued in September 2021.

•	Adjusted EBITDA increased to $90.5 million, or 16.5% of total revenue, from $9.3 million, or 10.4% of total revenue in FY 2021.

•	Book-to-bill ratio was 1.33x for the DSA services business.

Q4 FY 2022 Highlights

•	Revenue grew to $150.5 million in Q4 FY 2022 from $30.1 million during the three months ended September 30, 2021 (“Q4 FY 2021”), driven by a $14.1 million rise in DSA revenue and $106.3 million of incremental revenue from our RMS business. Favorable pricing for both segments and increased customer demand in DSA produced revenue exceeding acquisition contributions.

•	Consolidated net loss for Q4 FY 2022 was $(243.6) million, or (161.9)% of total revenue, compared to consolidated net income of $9.4 million, or 31.2% of total revenue in Q4 FY 2021. The Q4 FY 2022 consolidated net loss included a $236.0 million non-cash goodwill impairment charge.

•	Adjusted EBITDA increased to $18.3 million, or 12.1% of total revenue, from $4.3 million, or 14.4% of total revenue in Q4 FY 2021.

•	Book-to-bill ratio was 1.03x for the DSA services business.

•	DSA backlog was $147.2 million at September 30, 2022, up from $143.2 million at June 30, 2022 and $81.4 million at September 30, 2021

Select Financial Guidance for First Quarter (“Q1 FY 2023”) and Full Fiscal Year 2023 Ending September 30, 2023 (“FY 2023”)

The Company's guidance takes into account a number of factors, including existing DSA backlog, current sales pipeline, trends in cancellations and delays, trends in pricing, the impact of new products and services and recent cost-cutting initiatives including the announced facility consolidation plans in the U.S. In addition, the guidance presented below represents the Company’s best efforts to estimate the impact of the non-human primate (“NHP”) supply disruption that was identified in Q1 FY 2023.  For FY 2023, we are providing guidance of at least $580 million of revenue and at least $75 million of Adjusted EBITDA.

Due to the issues related to NHP matters, including the Company’s decision to refrain from selling or delivering any of its Cambodian NHPs held in the U.S. until the Company’s staff and external experts can evaluate what additionally could be done to satisfy itself that the NHPs in inventory from Cambodia can be reasonably determined to be purpose-bred, the guidance of at least $580 million of revenue in FY 2023 includes estimated Q1 FY 2023 revenue of $118 million to $122 million and estimated revenue during Q2-Q4 FY 2023 of approximately $460 million. The guidance of $75 million of Adjusted EBITDA includes an expected negative Adjusted EBITDA margin in Q1 FY 2023 and an estimated Adjusted EBITDA margin of approximately 17% during the nine-month period of Q2-Q4 FY 2023. With the significant organic and inorganic investments made in the business over the last twelve months, we expect capital expenditures to moderate from 2022 and are providing guidance of no more than $25 million of expected capital expenditures during FY 2023.

Management Commentary

Robert Leasure Jr., President, and Chief Executive Officer, commented, “2022 was a milestone year, as we made significant progress, put an excellent team in place, and continued to improve our services and capacity while integrating and optimizing our facilities. While we have built the business through acquisitions, we have also seen significant organic growth which has been critical to our success. Organic revenue growth in 2022 was $141.0 million representing incremental revenue growth of approximately 31%. We are very pleased with our achievements and the progress made in integrating the seven acquisitions completed during the year, highlighted by our entry into the RMS business. Although we are facing headwinds related to NHP disruption, we have entered fiscal year 2023 with a much stronger organization, and a clear vision of what we need to focus on to improve earnings, cash flow and overall operations. Over the last four years, we have developed an organization with a full range of services in place to meet our clients’ pre-clinical research and development needs. Over the past nine months, we have announced and initiated several projects that we believe will streamline our RMS operations. Going into calendar 2023, we are focused on enhancing efficiencies and improving our gross margins and earnings, while further evolving the Company into a multi-service discovery and pre-clinical contract research organization.”

FY 2022 Review

Revenue (in millions)

	(unaudited)
Segment	FY 2022	FY 2021	Difference	% Change
DSA[1]	$165.3	$89.6	$75.7	+84.5%
RMS	$382.4	-	$382.4	-
Total	$547.7	$89.6	$458.1	+511.3%

1 includes BASi Products

Higher total revenue was driven by a $75.7 million increase in DSA revenue and $382.4 million of incremental RMS revenue.

Organic growth generated $49.6 million of DSA revenue while acquisitions added $26.1 million of DSA incremental service revenue in excess of fiscal year 2021 service revenue from acquisitions based on the baseline revenue prior to the acquisitions. The acquisitions of Envigo RMS Holding Corp. (“Envigo”), Robinson Services, Inc. (“RSI”) and Orient BioResource Center, Inc. (“OBRC”) added $291.1 million of incremental revenue based on the baseline revenue prior to the acquisitions, and internal growth generated $91.3 million of additional revenue in the RMS segment during FY 2022. RMS revenue in FY 2022 reflected one partial and three full quarters of contribution from Envigo, which was acquired on November 5, 2021, three full quarters of contribution from RSI, which was acquired on December 29, 2021, and one partial and two full quarters of contribution from OBRC, which was acquired on January 27, 2022.

Gross Profit1 (in millions)

	(unaudited)
Segment	FY 2022	% of Segment Revenue	FY 2021	% of Revenue
DSA[2]	$59.4	35.9%	$30.2	33.7%
RMS	$97.8	25.6%	-	-
Total	$157.2	28.7%	$30.2	33.7%

1 excludes amortization of intangible assets

2includes BASi Products

Higher total gross profit in FY 2022 was the result of a $29.2 million increase in DSA gross profit from FY 2021, and $97.8 million of RMS gross profit as compared to no such contribution in FY 2021. The increase in DSA gross profit as a percent of DSA revenue was due to operating expense leverage seen in the first three quarters of FY 2022 in connection with the revenue expansion. The decline in total gross profit as a percent of consolidated revenue for FY 2022 was primarily due to the inclusion of RMS products that have a lower gross profit as a percent of revenue compared to DSA. RMS gross profit included $10.2 million of non-cash inventory step-up amortization in FY 2022, which negatively impacted the RMS gross profit percentage by approximately 2.6%.

Consolidated net loss for FY 2022 was $(337.3) million compared to consolidated net income of $10.9 million in FY 2021. Consolidated net loss of $(337.3) million for FY 2022 included the $236.0 million non-cash goodwill impairment charge, as well as $8.6 million of restructuring charges and legal fees related to the previously announced closures of our facilities in Cumberland and Dublin, VA; $16.1 million of acquisition and integration costs, which included due diligence for opportunities we explored during the year; a non-cash charge for amortization of inventory step up of $10.2 million; a one-time charge of $0.5 million for the write off of deferred legal and accounting fees for our S-1 registration statement that was withdrawn; $23.0 million of post combination non-cash stock compensation expense relating to the adoption of the Envigo Equity Plan; and $56.7 million of fair value remeasurement of the embedded derivative component of the convertible notes issued in September 2021.

Q4 FY 2022 Review

Revenue (in millions)

	(unaudited)	(unaudited)
Segment	Q4 FY 2022	Q4 FY 2021	Difference	% Change
DSA[1]	$44.2	$30.1	$14.1	+46.8%
RMS	$106.3	-	$106.3	-
Total*	$150.5	$30.1	$120.4	+400.0

*Table may not foot due to rounding

1 includes BASi Products

The increase in total revenue in Q4 FY 2022 was driven by a $14.1 million rise in DSA revenue and $106.3 million of incremental RMS revenue.

During Q4 FY 2022, organic growth of DSA revenue was $12.0 million and acquisitions added $2.1 million of incremental service revenue in excess of Q4 FY 2021 service revenue from acquisitions based upon the baseline revenue prior to the acquisitions. The acquisitions of Envigo, RSI and OBRC added $81.4 million of incremental revenue based on the baseline revenue prior to the acquisitions, and internal growth generated $24.9 million of additional revenue in our RMS segment during Q4 FY 2022.

Gross Profit1 (in millions)

	(unaudited)		(unaudited)
Segment	Q4 FY 2022	% of Segment Revenue	Q4 FY 2021	% of Revenue
DSA[2]	$13.0	29.4%	$10.3	34.2%
RMS	$29.2	27.5%	-	-
Total	$42.2	28.0%	$10.3	34.2%

1 excludes amortization of intangible assets 2includes BASi Products

Higher total gross profit in Q4 FY 2022 was the result of a $2.7 million increase in DSA gross profit from the comparable prior year period and $29.2 million of RMS gross profit as compared to no such contribution in the prior year period. The decline in DSA gross profit as a percent of DSA revenue was primarily due to laboratory capacity investments and costs associated with the successful recruitment of scientists, to begin adding services and capacity which we expect to have available in Q2 and Q3 of FY 2023. RMS gross profit included $0.2 million of non-cash inventory step-up amortization in Q4 FY 2022, which negatively impacted the RMS gross profit percentage by approximately 0.8%.

Consolidated net loss for Q4 FY 2022 was $(243.6) million compared to consolidated net income of $9.4 million in Q4 FY 2021. Consolidated net loss for Q4 FY 2022 included a non-cash goodwill impairment charge of $236.0 million related to our RMS segment. The sustained reduction in our stock price caused the Company to evaluate the carrying value of our goodwill as of fiscal year end. As a result of our impairment assessment, the Company determined that the carrying amount of goodwill attributed to our RMS segment was in excess of its fair value. Additionally, consolidated net loss for Q4 FY 2022 included $5.9 million of expenses and non-cash charges that consisted of: $3.7 million of restructuring charges and legal fees related to the previously announced closures of our facilities in Cumberland and Dublin, VA; $1.5 million of acquisition and integration costs, which included due diligence for opportunities we explored during the quarter; a one-time charge of $0.5 million for the write off of deferred legal and accounting fees for our S-1 registration statement that was withdrawn; and a non-cash charge for amortization of inventory step up of $0.2 million.

Cash Provided by Operating Activities and Financial Condition

As of September 30, 2022, the Company had $18.5 million in cash and cash equivalents, a $15.0 million balance on a $15.0 million revolving credit facility, and a $0 balance on a $35 million delayed draw term loan (“DDTL”). The $35 million DDTL was drawn on October 12, 2022, and a portion of the proceeds were used to repay the $15.0 million balance on the revolving credit facility while the remaining was drawn to fund some of the Company’s capital expenditures in 2022 and those planned for 2023. Total debt, net of debt issuance costs, as of September 30, 2022, was $353.7 million, including the balance on the revolving credit facility. We were in compliance with our debt covenants as of September 30, 2022.

Cash used by operating activities was $5.2 million for FY 2022, compared to cash provided by operating activities of $10.7 million for FY 2021. Contributing factors to our cash used by operations for FY 2022 included an increase in working capital which was primarily driven by an increase in inventory and prepaid deposits. These increases in working capital were driven by the timing of prepaid deposits for future NHP shipments, the shipment of NHPs and the collection of cash as it relates to the shipments to customers. For FY 2022, we spent $36.3 million in capital expenditures.

Subsequent Events

•	On November 16, 2022, the Company became aware that the U.S. Attorney’s Office for the Southern District of Florida has criminally charged employees of the principal supplier of NHPs to the Company, along with two Cambodian government officials, with conspiring to illegally import NHPs into the United States from December 2017 through January 2022 and in connection with seven specific imports between July 2018 and December 2021. Due to the allegations contained in the indictment involving the supplier and the Cambodian government officials, the Company believed that it was prudent, at the time and continuing as of the date of this release, to refrain from selling or delivering any of its Cambodian NHPs held in the U.S. until the Company’s staff and external experts can evaluate what additionally could be done to satisfy itself that the NHPs in inventory from Cambodia can be reasonably determined to be purpose-bred.

•	On November 29, 2022, the Company announced additional site consolidation plans in the U.S., its intent to consult with employee representatives for a proposed consolidation of certain European and U.K. sites and provided an update on site optimization plans in process.

•	On December 8, 2022, the Company announced the opening of the second phase of its lab facility in Rockville, MD, the scheduled opening date of January 2023 for its pathology campus and training center in Kalamazoo, MI, and the opening and occupancy of the site expansion at its facility in Boulder, CO.

•	On December 12, 2022, the Company issued a press release discussing the impact of the Cambodian NHPs matters on its business, as well as the Company’s perspective on the impact to the industry.

•	On December 29, 2022, the Company entered into a Second Amendment to the Credit Agreement as outlined in the Form 8-K filed on January 5, 2023.

•	On January 9, 2023, the Company entered into a Third Amendment to the Credit Agreement which provides that, among other things, during the period beginning on January 9, 2023 and ending on the date on which financial statements for the Company’s fiscal quarter ending March 31, 2024 are delivered, as long as there is no event of default (the “Amendment Relief Period”): (i) the Cambodian NHP-related matters, to the extent existing and disclosed to the lenders prior to December 29, 2022, shall not constitute a material adverse effect under the Credit Agreement and will not restrict the Company’s ability to request credit extensions under the revolving credit facility, for the duration of the Amendment Relief Period (ii) the use of borrowings under the revolving credit facility is limited to funding operational expenses of the Company in the ordinary course and cannot be used for the making or funding of investments, permitted acquisitions or restricted payments, payments or purchases with respect to any indebtedness, bonuses or executive compensation, or judgments, fines or settlements, and (iii) additional limitations are imposed on certain provisions, including restrictions on permitted asset sales, prohibitions on permitted acquisitions, and limitations on the ability to incur additional debt, investments and making restricted payments. In addition, the Third Amendment provides for other changes including additional mandatory prepayments following the receipt of certain cash receipts, including an equity proceeds sweep and an extraordinary cash receipts sweep, the removal of the ability to incur incremental debt facilities, and an anti-hoarding covenant such that after any draw on the revolving facility, the Company’s cash held on hand domestically within the U.S. cannot exceed $10 million.

Conference Call

Management will host a conference call on Tuesday, January 10, 2023, at 5:00 pm ET to discuss fourth quarter reported results for fiscal year 2022.

Interested parties may participate in the call by dialing:

•	(877) 407-9753 (Domestic)
•	(201) 493-6739 (International)

The live conference call webcast will be accessible in the Investors section of the Company’s web site and directly via the following link:

https://event.choruscall.com/mediaframe/webcast.html?webcastid=aRQt1BZP

For those who cannot listen to the live broadcast, an online replay will be available in the Investors section of Inotiv’s web site at: https://www.inotivco.com/investors/investor-information/.

Non-GAAP to GAAP Reconciliation

This press release contains financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (GAAP), including Adjusted EBITDA and Adjusted EBITDA as a percentage of total revenue for the three and twelve months ended September 30, 2022 and 2021 and selected business segment information for those periods. Adjusted EBITDA as reported herein refers to a financial measure that excludes from consolidated net income (loss) statement of operations line items interest expense and income tax (benefit) expense, as well as non-cash charges for depreciation and amortization of intangible assets, stock compensation expense, United Kingdom lease liability reversal benefit, acquisition and integration costs, startup costs, restructuring costs incurred in connection with the exit of our Cumberland and Dublin facilities, unrealized foreign exchange gain, loss on debt extinguishment, amortization of inventory step up, loss/gain on disposition of assets, loss/gain on fair value remeasurement of convertible notes, PPP loan forgiveness, goodwill impairment loss and other non-recurring third-party costs. The adjusted business segment information excludes from operating income and unallocated corporate G&A these same expenses.

Adjusted EBITDA and Adjusted EBITDA margin guidance for fiscal year 2023 and periods within the year are provided on a non-GAAP basis. The Company cannot reconcile this guidance to expected net income or expected net income margin without unreasonable effort because certain items that impact net income and net income margin are out of the Company's control and/or cannot be reasonably predicted at this time, which unavailable information could have a significant impact on the Company’s GAAP financial results.

The Company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the Company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures as supplemental and in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of our results and to illustrate our results giving effect to the non-GAAP adjustments. Management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About the Company

Inotiv, Inc. is a leading contract research organization dedicated to providing nonclinical and analytical drug discovery and development services and research models and related products and services. The Company’s products and services focus on bringing new drugs and medical devices through the discovery and preclinical phases of development, all while increasing efficiency, improving data, and reducing the cost of taking new drugs to market. Inotiv is committed to supporting discovery and development objectives as well as helping researchers realize the full potential of their critical R&D projects, all while working together to build a healthier and safer world. Further information about Inotiv can be found here: https://www.inotivco.com/.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the ability of the Company to complete its fiscal 2022 financial statement closing process, the impact of recent events related to non-human primate matters on the Company’s business, operations, results, financial condition, cash flows, and assets, the Company’s ability to obtain waivers or amendments related to covenants under its credit agreement, changes in the market and demand for the Company’s products and services, the development, marketing and sales of products and services, changes in technology, industry and regulatory standards, the timing of acquisitions and the successful closing, integration and business and financial impact thereof, governmental regulations, inspections and investigations, claims and litigation against or involving the Company, its business and/or its industry, the impact of site closures and consolidations, expansion and related efforts, and various other market and operating risks, including those detailed in the Company's filings with the U.S. Securities and Exchange Commission.

Company Contact	Investor Relations
Inotiv, Inc.	The Equity Group Inc.
Beth A. Taylor, Chief Financial Officer	Devin Sullivan
(765) 497-8381	(212) 836-9608
btaylor@inotivco.com	dsullivan@equityny.com

INOTIV, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
	(unaudited)	(unaudited)	(unaudited)
Service revenue	$55,099	$28,974	$202,978	$85,832
Product revenue	95,367	1,102	344,678	3,773
Total revenue	150,466	30,076	547,656	89,605
Costs and expenses:
Cost of services provided (excluding amortization of intangible assets)	38,705	19,058	130,696	57,262
Cost of products sold (excluding amortization of intangible assets)	69,536	710	259,748	2,187
Selling	4,463	1,139	16,650	3,517
General and administrative	26,185	6,784	82,436	23,230
Amortization of intangible assets	12,224	843	30,888	1,768
Other operating expense	5,814	4,950	54,685	7,259
Goodwill impairment loss	236,005	-	236,005	-
Operating income (loss)	(242,466)	(3,408)	(263,452)	(5,618)
Other income (expense):
Interest expense	(8,888)	(520)	(29,704)	(1,683)
Other income (expense)	(1,867)	13,240	(59,293)	13,420
Loss before income taxes	(253,221)	9,312	(352,449)	6,119
Income tax (expense) benefit	9,590	70	15,187	4,776
Consolidated net (loss) income	$(243,631)	$9,382	$(337,262)	$10,895
Less: Net income (loss) attributable to noncontrolling interests	525	-	(244)	-
Net (loss) income attributable to common shareholders	$(244,156)	$9,382	$(337,018)	$10,895

Earnings (loss) per common share
Net (loss) income attributable to common shareholders:
Basic	$(9.54)	$0.59	$(13.84)	$0.83
Diluted	$(9.54)	$0.06	$(13.84)	$0.19
Weighted-average number of common shares outstanding:
Basic	25,590	15,912	24,354	13,191
Diluted	25,590	16,473	24,354	13,865

Note – Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

INOTIV, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30,	September 30,
	2022	2021
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$18,515	$138,924
Restricted cash	465	18,000
Trade receivables and contract assets, net of allowances for credit losses of $6,268 and $668, respectively	100,073	28,364
Inventories, net	71,441	602
Prepaid expenses and other current assets	42,483	3,129
Total current assets	232,977	189,019
Property and equipment, net	186,199	47,978
Operating lease right-of-use assets, net	32,489	8,358
Goodwill	157,825	51,927
Other intangible assets, net	345,886	24,233
Other assets	7,524	341
Total assets	962,900	321,856
Liabilities, shareholders’ equity and noncontrolling interest
Current liabilities:
Accounts payable	$28,695	$6,163
Accrued expenses and other liabilities	35,801	8,968
Capex line of credit	-	1,749
Revolving loan facility	15,000	-
Fees invoiced in advance	68,642	26,614
Current portion on long-term operating lease	7,982	1,959
Current portion of long-term debt	7,979	9,656
Total current liabilities	164,099	55,109
Long-term operating leases, net	24,854	6,554
Long-term debt, net of current portion, net of debt issuance costs	330,677	154,209
Other liabilities	6,477	512
Deferred tax liabilities, net	77,027	344
Total liabilities	603,134	216,728
Shareholders’ equity and noncontrolling interest:
Authorized 74,000,000 shares at September 30, 2022 and 19,000,000 shares at September 30, 2021; 25,598,289 issued and outstanding at September 30, 2022 and 15,931,485 at September 30, 2021	6,362	3,945
Additional paid-in-capital	707,787	112,198
Accumulated deficit	(348,277)	(11,015)
Accumulated other comprehensive loss	(5,500)	-
Total equity attributable to common shareholders	360,372	105,128
Noncontrolling interest	(606)	-
Total shareholders’ equity and noncontrolling interest	359,766	105,128
Total liabilities and shareholders’ equity and noncontrolling interest	$962,900	$321,856

INOTIV, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Twelve Months Ended
	September 30,
	2022	2021
Operating activities:	(unaudited)
Consolidated net (loss) income	$(337,262)	$10,895
Adjustments to reconcile net income (loss) to net cash provided by operating activities, net of acquisitions:
Depreciation and amortization	49,324	6,268
Employee stock compensation expense	24,202	1,786
Gain on tax benefit due to acquisitions	—	(4,985)
Changes in deferred taxes	(17,835)	—
Provision for doubtful accounts	1,306	208
Amortization of debt issuance costs and original issue discount	2,257	—
Noncash interest and accretion expense	5,316	—
Loss (gain) on fair value remeasurement of embedded derivative	56,714	(8,362)
Other non-cash operating activities	781	14
Goodwill impairment loss	236,005	—
Loss on debt extinguishment	877	—
Non-cash amortization of inventory fair value step-up	10,246	—
Non-cash restructuring costs	3,129	—
Financing lease interest expense	—	184
Gain on extinguishment of PPP loan	—	(4,851)
Changes in operating assets and liabilities:
Trade receivables and contract assets	(23,838)	(11,951)
Inventories	(35,198)	98
Prepaid expenses and other current assets	(20,054)	(780)
Operating lease right-of-use assets and liabilities, net	824	(54)
Accounts payable	(8,042)	2,619
Accrued expenses and other liabilities	14,662	5,103
Fees invoiced in advance	25,962	14,554
Other asset and liabilities, net	5,407	—
Net cash (used in) provided by operating activities	(5,217)	10,746

Investing activities:
Capital expenditures	(36,300)	(12,472)
Proceeds from sale of equipment	290	2
Cash paid in acquisitions	(297,712)	(41,590)
Net cash (used in) investing activities	(333,722)	(54,060)

Financing activities:
Payments on finance lease liability	—	(286)
Payments of long-term debt	(36,777)	(4,153)
Payments of debt issuance costs	(10,067)	(6,223)
Payments on promissory notes	(2,166)	—
Payments on revolving loan facility	(19,000)	—
Payments on senior term notes	(1,800)	—
Borrowings on long-term loan	—	18,305
Borrowings on convertible senior notes	—	122,036
Borrowings on convertible senior notes, restricted cash	—	18,000
Borrowings on revolving credit facility	34,000	—
Borrowings on senior term notes and delayed draw term loans	240,000	—
Proceeds from exercise of stock options	118	246
Proceeds from issuance of common stock net	—	48,971
Repayment of PPP loan	—	(200)
Borrowing on capex line of credit	—	2,136
Other, net	(1,157)	—
Net cash provided by (used in) financing activities	203,151	198,832

Effect of exchange rate changes on cash and cash equivalents	(2,156)	—

Net (decrease) increase in cash and cash equivalents	(137,944)	155,518
Cash, cash equivalents, and restricted cash at beginning of period	156,924	1,406
Cash, cash equivalents, and restricted cash at end of period	$18,980	$156,924

Noncash financing activity:
Seller financed acquisition	$6,888	1,500

Supplemental disclosure of cash flow information:
Cash paid for interest	$17,063	$1,267
Income taxes paid, net	$479	$8

INOTIV, INC.

RECONCILIATION OF GAAP TO NON-GAAP

SELECT BUSINESS SEGMENT INFORMATION

(In thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
DSA
Revenue	44,186	30,076	165,289	89,605
Operating income	(635)	4,962	22,330	14,188
Operating income as a % of total revenue	(0.4)%	16.5%	4.1%	15.8%
Add back:
Depreciation and amortization	4,157	1,863	13,553	5,354
Startup costs	1,525	636	5,687	1,477
Total non-GAAP adjustments to operating income	5,682	2,499	19,240	6,831
Non-GAAP operating income	5,047	7,461	41,570	21,019
Non-GAAP operating income as a % of DSA revenue	11.4%	24.8%	25.1%	23.5%
Non-GAAP operating income as a % of total revenue	3.4%	24.8%	7.6%	23.5%

RMS
Revenue	106,280	N/A	382,367	N/A
Operating income/(loss)	(223,890)	N/A	(189,346)	N/A
Operating income/(loss) as a % of total revenue	(148.8)%	N/A	(34.6)%	N/A
Add back:
Depreciation and amortization	13,300	N/A	35,771	N/A
Restructuring costs	3,703	N/A	8,564	N/A
Amortization of inventory step up	207	N/A	10,246	N/A
Other non-recurring, third party costs	(1,099)	N/A	211	N/A
Goodwill impairment loss	236,005	N/A	236,005	N/A
Total non-GAAP adjustments to operating income/(loss)	252,116	N/A	290,797	N/A
Non-GAAP operating income/(loss)	28,226	N/A	101,451	N/A
Non-GAAP operating income/(loss) as a % of RMS revenue	26.6%	N/A	26.5%	N/A
Non-GAAP operating income/(loss) as a % of total revenue	18.8%	N/A	18.5%	N/A

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Unallocated Corporate G&A	(17,941)	(8,370)	(96,436)	(19,806)
Unallocated corporate G&A as a % of total revenue	(11.9)%	(27.8)%	(17.6)%	(22.1)%
Add back:
Depreciation and amortization	-	221	-	914
Stock option expense	1,917	747	28,974	1,786
United Kingdom lease liability reversal benefit	-	-	-	(179)
Acquisition and integration costs	1,544	4,249	16,119	5,377
Total non-GAAP adjustments to operating income	3,461	5,217	45,093	7,898
Non-GAAP operating income/(loss)	(14,480)	(3,153)	(51,343)	(11,908)
Non-GAAP operating income as a % of total revenue	(9.6)%	(10.5)%	(9.4)%	(13.3)%

Total
Revenue	150,466	30,076	547,656	89,605
Operating income/(loss)	(242,466)	(3,408)	(263,452)	(5,618)
Operating income/(loss) as a % of total revenue	(161.1)%	(11.3)%	(48.1)%	(6.3)%
Add back:
Depreciation and amortization	17,457	2,084	49,324	6,268
Stock option expense	1,917	747	28,974	1,786
United Kingdom lease liability reversal benefit	-	-	-	(179)
Restructuring costs	3,703	-	8,564	-
Acquisition and integration costs	1,544	4,249	16,119	5,377
Amortization of inventory step up	207	-	10,246	-
Startup costs	1,525	636	5,687	1,477
Other non-recurring, third party costs	(1,099)	-	211	-
Goodwill impairment loss	236,005	-	236,005	-
Total non-GAAP adjustments to operating income/(loss)	261,259	7,716	355,130	14,729
Non-GAAP operating income/(loss)	18,793	4,308	91,678	9,111
Non-GAAP operating income/(loss) as a % of total revenue	12.5%	14.3%	16.7%	10.2%

Note - The fiscal 2021 select business segment information reported above is consistent with the amounts reported in the earnings release furnished on December 16, 2021. The fiscal 2022 select business segment information reported above includes reclassifications in the current fiscal year to align with our current operations of the business.

INOTIV, INC.

RECONCILIATION OF GAAP EARNINGS TO NON-GAAP EARNINGS

(In thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
GAAP Consolidated net (loss) income	(243,631)	9,382	(337,262)	10,895
Adjustments (a):
Interest expense	8,888	520	29,704	1,683
Income tax expense (benefit)	(9,590)	(70)	(15,187)	(4,776)
Depreciation and amortization	17,457	2,084	49,324	6,268
Stock compensation expense (1)	1,917	747	28,974	1,786
United Kingdom lease liability reversal benefit	-	-	-	(179)
Acquisition and integration costs (2)	1,544	4,249	16,119	5,377
Startup costs	1,525	636	5,687	1,477
Restructuring costs (3)	3,703	-	8,564	-
Unrealized foreign exchange gain	1,335	-	754	-
Loss on debt extinguishment	-	-	877	-
Amortization of inventory step up	207	-	10,246	-
Loss (gain) on disposition of assets	(3)	-	(234)	-
Loss (gain) on fair value remeasurement of convertible notes (4)	-	(8,362)	56,714	(8,362)
PPP loan forgiveness	-	(4,851)	-	(4,851)
Other non-recurring, third party costs	(1,099)	-	211	-
Goodwill impairment loss (5)	236,005	-	236,005	-
Adjusted EBITDA (b)	18,258	4,335	90,496	9,318
GAAP Consolidated net (loss) income as a percent of total revenue	(161.9)%	31.2%	(61.6)%	12.2%
Adjustments as a percent of total revenue	174.1%	(16.8)%	78.1%	(1.8)%
Adjusted EBITDA as a percent of total revenue	12.1%	14.4%	16.5%	10.4%

(a)	Adjustments to certain GAAP reported measures for the three and twelve months ended September 30, 2022 and 2021 include, but are not limited to, the following:
(1)	For the twelve months ended September 30, 2022, $23.0 million relates to post combination non-cash stock compensation expense relating to the adoption of the Envigo Equity Plan recognized in connection with the Envigo acquisition.
(2)	For the three months ended September 30, 2022, represents charges for legal services, accounting services, travel, change in control charges and other related activities in connection with the acquisition and integration of Envigo, ILS, OBRC, Histion, and Protypia and due diligence for opportunities we explored during the quarter. For the twelve months ended September 30, 2022, represent charges for legal services, accounting services, travel, change in control charges and other related activities in connection with the acquisitions of Plato BioPharma, Envigo, RSI, ILS, OBRC, Histion and Protypia and due diligence for opportunities we explored during the year.
(3)	For the three and twelve months ended September 30, 2022, restructuring costs represent costs incurred in connection with the exit of our Dublin and Cumberland sites
(4)	For the twelve months ended September 30, 2022, represents loss of $56.7 resulting from the fair value remeasurement of the embedded derivative component of the convertible notes.
(5)	For the three and twelve months ended September 30, 2022, represents a non-cash goodwill impairment charge of $236.0 million related to the RMS segment.

(b)	Adjusted EBITDA - Consolidated net (loss) income before interest expense, income tax expense (benefit), depreciation and amortization of intangible assets, stock compensation expense, United Kingdom lease liability reversal benefit, acquisition and integration costs, startup costs, restructuring costs, unrealized foreign exchange gain, loss on debt extinguishment, amortization of inventory step up, gain/loss on disposition of assets, loss/gain on fair value remeasurement of the embedded derivative component of the convertible notes, PPP loan forgiveness, goodwill impairment loss and other non-recurring third party costs.